UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

AMENDMENT #1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 COMTRIX, INC.
(Name of small business issuer in its charter)
Nevada	7380	TBA
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
3702 South Virginia Street, #G12-401 Reno Nevada 89502 Tel: (778) 322-6986
(Address and telephone number of principal executive offices)
418 Weitu Plaza, Longtan Road, Beijing, China
(Address of principal place of business or intended principal place of business)
Business First Formations, Inc. 3702 South Virginia Street, Ste. G12-401 Reno, NV 89502-6030 Tel: 775.825.5358
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	1,000,000	$0.02 (2)	$20,000.00	$2.53
Total Registration Fee				$2.53

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price on April 30, 2005. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

(3) Estimated in accordance with Rule 457(o) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
PROSPECTUS	Subject to Completion
______________________, 2005

COMTRIX, INC.
A NEVADA CORPORATION

1,000,000 SHARES OF COMMON STOCK OF Comtrix, INC.
-------------------------------------------------------------------------------------

This prospectus relates to the 1,000,000 shares of common stock of Comtrix, Inc., a Nevada Corporation, which may be resold by certain selling stockholders of the company. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The shares being resold constitute approximately 40% of the total outstanding shares of our common stock. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board ("OTCBB"), and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 2 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ______________________, 2005.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
Page Number
PROSPECTUS SUMMARY	3
Our Business	3
Summary of Risk Factors	3
The Offering	3
Summary Financial Data	3
RISK FACTORS	4
Risks Associated with Our Business	4
Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations as a start-up company entirely.	4
We have no operating history and have maintained losses since inception, which we expect to continue into the future.	4
If we are unable to obtain the necessary financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.	5
If we are unable to complete the development of our fingerprint recognition technology and sell our building access control system we will not be able to generate revenues and you will lose your investment.	5
Our technology and product may contain defects that will make it more difficult for us to establish and maintain customers.	5

Our fingerprint recognition technology and building access control systems are not protected by any trademarks, patents and/or other intellectual property registrations. If we are unable to protect our intellectual property rights, our proposed business will fail.

We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.	6
We have limited sales and marketing experience.	6
If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.	6
We may not be able to compete effectively against our competitors.	6
Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.	6
Because our officers, directors and principal shareholders control a significant percentage of our common stock, you will have little or no control over our management or other matters requiring shareholder approval.	7
Risks Associated with Our Common Stock
There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.	7
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	7
Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.	7

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.	8
Other Risks	8
Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	8
FORWARD-LOOKING STATEMENTS	8
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	8
THE OFFERING	9
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
DILUTION	9
DIVIDEND POLICY	9
BUSINESS	9
MANAGEMENT DISCUSSION & ANALYSIS & PLAN OF OPERATION	14
PROPERTY	16
MANAGEMENT	16
EXECUTIVE COMPENSATION	17
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19
PLAN OF DISTRIBUTION	19
SELLING STOCKHOLDERS	21
DESCRIPTION OF CAPITAL STOCK	23
LEGAL PROCEEDINGS	23
LEGAL MATTERS	23
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	23
EXPERTS	24
INTEREST OF NAMED EXPERTS AND COUNSEL	24
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	24
WHERE YOU CAN FIND MORE INFORMATION	25
FINANCIAL STATEMENTS	25

As used in this prospectus, the terms "we", "us", "our", and "Comtrix" mean Comtrix, Inc. and its subsidiary, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into it.

OUR BUSINESS

We are a development stage company and have not generated revenues to date. We were incorporated in the State of Nevada on February 2, 2005. Our principal executive offices are located at 3702 South Virginia Street, #G12-401 Reno Nevada 89502. Our principal business office is located at 418 Weitu Plaza, Longtan Road, Beijing, China. Our telephone number is (778) 322-6986.

We are in the business of developing fingerprint recognition software that can be integrated with a cmos sensor and a computer to verify a person's identity for those with a low budget security need. Our technology compares a person's fingerprint between the images stored in the computer and the image taken by the cmos sensor to identify a person within a few seconds. We plan to develop building access control systems with our technology for residential buildings' security protection.

We have completed the initial development of our core software and are testing applications. Our plan for the next twelve months is to further develop the technology and market our product.

SUMMARY OF RISK FACTORS

We have received a going concern opinion from our independent auditors because we have not generated revenues, having just recently begun developing our fingerprint recognition technology and building access control systems in February of 2005. Our operating deficit as of August 31, 2005 is $20,307.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 4 of this prospectus.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,000,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There are currently 2,500,000 shares of our common stock issued and outstanding and we have no other securities issued and outstanding. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurances that we will be able to obtain an OTCBB listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds of the shares of common stock offered by the selling stockholders.

SUMMARY FINANCIAL DATA

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 13 of this prospectus.

For the period from February 2, 2005to August 31, 2005
Revenue	$Nil
Net Loss for the Period	$20,307
Loss Per Share - basic and diluted	$0.01
At August 31, 2005
Working Capital	$33,193
Total Assets	$46,293
Total Stockholders' Equity (deficiency)	$33,193
Deficit Accumulated in the Development Stage	$20,307

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Comtrix and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Associated with our Business

Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations as a start-up company entirely.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue with our proposed business operations as a start-up company for the next twelve months. We have cash in the amount of $37,987 as atAugust 31, 2005 and we believe that this amount will be enough to support our operations until early 2006. The expenses incurred during the first seven months of 2005 are $20,307. In the course of developing our fingerprint recognition technology and building access control systems, we may:

incur unexpected costs in completing the development of our fingerprint recognition technology and building access control systems or encounter unexpected technical or other difficulties;

incur delays and additional expenses as a result of technology failure;

be unable to create a substantial market for our fingerprint recognition technology and building access control systems; or

incur significant and unanticipated expenses.

The occurrence of any of the aforementioned events could cause us to run out of money so that we are unable to pay our ongoing expenses in respect of the development and marketing of our fingerprint recognition technology and building access control systems. If we do not complete the development of our fingerprint recognition technology for our building access control systems by 2006 and if we are not able to raise additional capital when needed to complete the development of our fingerprint recognition technology, we may have to suspend or cease our operations because we will not be able to pay our ongoing expenses in respect of the development and marketing of our fingerprint recognition building access control systems.

We have no operating history and have maintained losses since inception, which we expect to continue into the future.

We were incorporated on February 2, 2005 and only just recently commenced development of our first and only fingerprint recognition technology for our building access control system. We have not realized any revenues to date. We have no operating history at all upon which an evaluation of our future success or failure can be made. Our net loss from inception to August 31, 2005 is $20,307. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

our ability to develop our fingerprint recognition technology;

our ability to market our fingerprint recognition based building access systems;

our ability to generate ongoing revenues;

our ability to reduce development and marketing costs; and

our ability to compete with established fingerprint recognition technology development companies.

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the research development and marketing of our product. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

If we are unable to obtain the necessary financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.

Our ability to successfully develop our technology and to eventually produce and sell our fingerprint recognition based building access control systems to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be able to achieve this goal, and if this occurs we will not be able to pay the development and marketing costs in respect of our fingerprint recognition technology and building access control systems and we may go out of business. We may need to issue additional equity securities in the future to raise the necessary funds. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. The resale of shares by our existing shareholders pursuant to this prospectus may result in significant downward pressure on the price of our common stock and cause negative impact on our ability to sell additional equity securities. Obtaining loans will increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts required we will not have the money that we require for the development and marketing of fingerprint recognition based building access control systems and we may go out of business.

If we are unable to complete the development of fingerprint recognition technology and sell our building access control systems we will not be able to generate revenues and you will lose your investment.

We have not completed development of our fingerprint recognition technology and we have no contracts for the sale of our fingerprint recognition based building access control systems. The success of our proposed business will depend on its completion and the acceptance of our products by businesses and the general public. Achieving such acceptance will require significant marketing investment. The fingerprint recognition technology and building access control systems we develop may not be accepted by our customers at sufficient levels to support our operations and build our business. If fingerprint recognition technology and building access control systems that we develop are not accepted at sufficient levels, our proposed business will fail.

Our technology and products may contain defects that will make it more difficult for us to establish and maintain customers.

Although we have completed the initial development of our core technology, it has only been tested by a limited number of users. Despite testing during development, our technology and/or product may contain undetected design faults and software errors, or "bugs," that are discovered only after it has been installed and used by customers. Any such default or error could cause delays in delivering our product or require design modifications. These could adversely affect our competitive position and cause us to lose potential customers or opportunities. Since our technology is intended to be utilized to secure physical and electronic access, the effect of any such bugs or delays will likely have a detrimental impact on us. In addition, given that biometric technology generally, and our technology specifically, has yet to gain widespread acceptance in the market, any delays would likely have a more detrimental impact on our business than if we were a more established company.

Our fingerprint recognition technology and building access control systems are not protected by any trademarks, patents and/or other intellectual property registrations. If we are unable to protect our intellectual property rights, our proposed business will fail.

We have not applied for any trademark, patent or other intellectual property registration with any governmental agency for our name or for our technology. At present we have non-disclosure agreements with our employees to protect our technology. Despite our precautions taken to protect our software programs, unauthorized parties may attempt to reverse engineer, copy or obtain and use our software programs. If they are successful we could lose our technology or they could develop similar programs, which could create more competition for us and even cause our proposed business operations to fail.

We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.

Currently, we have only three employees and they are also our officers and directors. Our performance depends to a significant extent on the continued services and technical expertise of our director and Chief Technology Officer, Mr. Chunjin Xu. There is intense competition for skilled personnel, particularly in the field of software development. There can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. The loss of Mr. Xu's services could prevent us from completing the development of fingerprint recognition technology and building access control systems. In the event of the loss of services of such personnel, no assurance can be given that we will be able to obtain the services of adequate replacement personnel. We do not maintain key person insurance on the lives of any of our officers or employees.

We have limited sales and marketing experience.

We have recently begun marketing our products and have yet to make any commercial sales of the products. The Company's employees have limited experience in marketing such products and no distribution system has been developed. While the Company has plans for marketing and sales, there can be no assurance that such efforts will be successful or that the Company will be able to attract and retain qualified individuals with marketing and sales expertise. The Company's future success will depend, among other factors, upon whether the Company's products can be sold at a profitable price and the extent to which consumers acquire, adopt, and continue to use them. There can be no assurance that the Company's products will gain wide acceptance in its targeted markets or that the Company will be able to effectively market its products.

If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.

Our success is dependent in part upon the accuracy of our management's estimates of expenditures. (See Liquidity and Capital Resources under "Plan of Operations".) If such estimates are erroneous or inaccurate we may not be able to carry out our business plan, which could, in a worst-case scenario, result in the failure of our business and you losing your entire investment.

We may not be able to compete effectively against our competitors.

The Company is engaged in a rapidly evolving field. Competition from other companies in the same field is intense and expected to increase. Many of the Company's competitors have substantially greater resources, research and development staff, sales and marketing staff, and facilities than does the Company. In addition, other recently developed technologies are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's competitors will not develop technologies and products that are more effective than those being developed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Mr. Jinhu Zhang, our President, Treasurer (Principal Accounting Officer), Principal Financial Officer and one of our directors, is also the General Manager of Beijing Business Land Investment Co. Ltd. in China. We expect Mr. Zhang to spend approximately 10 to 20 hours a week on the business of our company. Mr. Chunjin Xu, our Chief Technology Officer and one of our

directors, is a researcher at Jiangsu Automation Institute, China Academy of Science. We expect Mr. Xu to spend approximately 10 hours or more a week on the business of our company. As a result, demands for the time and attention from our directors and officers from our company and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our Internet contractors referral services, their limited devotion of time and attention to our business may hurt the operation of our business.

Because our officers, directors and principal shareholders control a significant percentage of our common stock, you will have little or no control over our management or other matters requiring shareholder approval.

Our directors and officers collectively own 60% of the issued and outstanding shares of our common stock. As a result, our director and officers collectively have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our directors and officers collectively own a significant percentage of our common stock, you will have difficulty replacing our management if you disagree with the way our business is being run. Because control by an insider could result in management making decisions that are in the best interest of the insider and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Risks Associated with our Common Stock

There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially and adversely affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. (See "Market for our Common Stock and Related Stockholder Matters".) Our securities are subject to the penny stock rules promulgated by the Securities and Exchange Commission, which imposes additional sales practice disclosure requirements. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and adversely affect the price of our shares.

In addition to the "penny stock" rules, the NASD has adopted rules requiring that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for the customer. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 shares of common stock, of which 2,500,000 shares are issued and outstanding. Our Board of Directors has the authority to cause the Company to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Comtrix in the future.

Other Risks

Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. All directors and officers are residing in China. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,000,000 shares of common stock, which were issued pursuant to a private placement offering made by Comtrix pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sale of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The offering price of $0.02 per share is based on the last sales price of our common stock on April 30, 2005 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

BUSINESS

General

Comtrix, Inc. was formed as a Nevada corporation on February 2, 2005. Our head office is located at 3702 South Virginia Street, #G12-401 Reno Nevada 89502. Our telephone number is (778)322-6986. We also have an operations office located at 418 Weitu Plaza, Longtan Rd, Beijing China.

The Company is in the business of developing fingerprint recognition products for residential buildings in China. We plan to directly provide products and services to property developers and builders or contractors. We are not a blank check company as we have the fingerprint recognition software developed by our Chief Technology Officer and one of our directors, Mr. Chunjin Xu, and have a specific business plan, described below, to improve our technology, assemble our products, and deliver and install our products for our customers. (Please also see "Management Discussion and Analysis" and "Plan of Operation".)

Background

China's booming economy results in the massive development of residential buildings, according to the China Statistical Yearbook 2004 (Yearbook 2005 not yet available). In 2003, there were 1,228,276,000 square meters* (about 10 million units or suites) of residential buildings finished, and 2,593,771,000 square meters (about 20 million units or suites) of residential buildings under construction**. This number is still growing quickly. Most of these buildings have installed security facilities at their gate for building entry. These facilities require either a key for low cost properties or an access card for middle cost properties.

Fingerprint recognition technologies are usually used by governments, law enforcement agencies, prisons, airports and some intelligent buildings that require a high standard of security. In China, to install a system with such technology costs from 250,000 to 1 million RMB. A standard economy or middle level residential building in China has 6 floors and each floor consists 6 units, so each unit would be required to pay 7,000-28,000 RMB for that system to be built in the residential building. However, a family that lives in the building may only have a monthly income of between 1500 to 2500 RMB. (1USD = 8.11 RMB)

The cost of our proposed product is only about $300 for each building because the whole system requires only a computer, a cmos sensor and an electronically controlled lock. (Please see "Product Assembly, Distribution and Service".) The security standard of our proposed product is higher than those using key, card, or miscellaneous information such as a PIN number or password system with similar or even lower cost. Therefore, we believe our products will gain economic acceptance in middle level residential buildings as people's security demands keep rising. (Note: As recently as 10 years ago there were almost no security devices installed in the entrances of residential buildings in China.)

There are no Chinese government regulations on our business. We will not be required to obtain government approval of our intended products or services.

* 1 square meter = 9 square feet

** Refer to: http://www.stats.gov.cn/english/statisticaldata/yearlydata

Product

The Company's product is a fingerprint recognition based building access control system and consists of:

a computer in which our fingerprint recognition software is installed;

a cmos sensor*; and

an electronically controlled lock.

The Company's proposed product uses a cmos sensor to take a visual image of approximately 0.3 megapixel of a fingerprint. The software system for our product then makes several passes over the image to optimize and clarify it. Subsequently the software system identifies the distinguishable characteristics of a fingerprint. These characteristics include ridges, valleys, loops, double loops, spirals, ovals/circles, bifurcations, rods, arches, deltas, and core locations. The fingerprint recognition software maps these distinguishable characteristics such that the system can verify whether the characteristics match those of a known fingerprint. If the characteristics match those of a known fingerprint, the computer and the software system will release a signal to the electronically controlled lock to open the door. The software system is designed to perform, in a consistent and efficient manner, one to one (1:1) as verification to detect and match the fingerprint information to known information about a particular fingerprint.

*A cmos sensor is the core part of a digital camera used in taking pictures.

The Company's current plan is to further develop the fingerprint recognition software and market fingerprint recognition based building access control systems for residential buildings.

The Company is also developing its application database, which can be used to enter, sort, structure, manipulate, and manage a database of fingerprint models. The system will be designed to facilitate rapid integration to provide for simple application definition through a menu selection process.

The Company will purchase component parts from wholesalers for the assembly of our products and the integration of our software systems. The Company will deliver our products to our customers and provide installation services.

Core Technology

Mr. Chunjin Xu, our Chief Technology Officer and one of our directors, has conducted research in fingerprint recognition technology since 2000 before he founded our company.

The Company's technology translates and standardizes the image of the fingerprint for computer analysis. It can identify the fingerprint of an unknown person by searching a database to determine whether the current scanned mathematical representation matches any previously stored mathematical representation.

The Company's technology typically does not require any identifying data other than a person's fingerprint. Based on the foregoing, the Company believes that its recognition technology provides it with a meaningful competitive advantage in the marketplace.

The Company's fingerprint recognition technology consists of:

algorithms that create a mathematical representation of a fingerprint based on its particular characteristics.; and

software that translates and standardizes the image of the fingerprint for computer analysis.

Utilizing these technologies, we continue to research and develop to assure that only individuals comprising an approved fingerprint in an embedded database are allowed access to an application through real time authentication.

Research and Development

Although we believe that the Company's recognition technology is not the most advanced (see competition: Competitor Group 2) among discriminating fingerprint technologies available on the market today, our products are cheaper and fit for residential buildings that require security. (Please see "Product Assembly, Distribution and Service".)

The Company will continue to upgrade and refine its existing technologies. During the next twelve months, the Company will continue to focus on enhancing its recognition technology.

Present Stage of Development

We acquired all related technologies from our Chief Technology Officer and one of our directors, Chunjin Xu at no cost. Mr.Xu has completed a prototype set of software algorithms that will form the basis of our proposed building access control system. However, we have not yet completed the development of our fingerprint recognition technology and our building access control systems. We believe our products will be commercially available by the end of 2006.

To remain competitive in the fingerprint recognition industry, we will keep developing and improving our core technology, the software architecture and related products. The costs of our research and development activities are not borne by customers since we will not have customers until the completion of the marketing and development of our building access control system. We will either raise more funds from investors or borrow from existing directors to cover our projected research and development expenses. Our directors and officers have agreed to contribute up to $50,000 in funds for additional financing before we seek additional required funds through a private placement.

Key Success Factors

Strategic Relationships

We will establish working relationships and contractual agreements with builders' associations and government agencies in China to promote our building access control systems. Because our President and one of our directors, Jinhu Zhang, had worked for the Ministry of Construction, he will be able to use the contacts he had established in the construction field to introduce our proposed building access control systems to construction and development companies.

Customers

In order to establish and maintain customer loyalty, we will endeavor to fulfill any of our potential customers' needs on a timely basis and maintain a good rapport with any key individuals with those organizations.

Our potential customers can be divided into three categories:

1. Developers or Builders: These customers are seeking the balance of security and cost. Continuously improving our fingerprint recognition accuracy and bringing down the cost will gain customer loyalty from this type of customer.

2. Professional engineers of developers or builders: These customers will use our products based on our technological advantage. Customer loyalty for this type of customer will be gained by continuously improving our fingerprint recognition accuracy and by providing training and prompt technical assistance.

3. Property Managers: These customers expect turnkey operations for the building access control system. Customer loyalty for this type of customer will be gained by providing exceptional professional services and prompt technical assistance.

Skilled Management Team

We will expand our current management to retain skilled directors, officers and employees with experience relevant to our business focus. Obtaining the assistance of individuals with in-depth knowledge of operations, technology and markets will allow us to build market share more effectively than a company with inexperienced management. We plan to hire one additional employee during the next twelve months.

Competition

Competitor Group 1: Pass cards, PIN numbers, Passwords, Locks and Keys

Our major competitors are not fingerprint technology companies, but those companies that provide entry security such as pass cards, PIN numbers, passwords, locks and keys. There are numerous companies involved in the development, manufacture and marketing of these products.

With current non-biometric technologies the user must typically possess a key, card, or piece of information such as a PIN number or password. These systems are easily defeated by obtaining possession of the key, card, or password, or by counterfeiting the key or card. The Company's biometric technology is intended to replace such systems and substantially reduce the related security breaches. Although biometric based "verification" systems can identify a person and prevent unauthorized persons from entering into a restricted area, such systems do not eliminate the need for PIN numbers, cards, keys or tokens. By contrast, the Company's recognition technology typically does not require the use of any such additional identifier other than the person's fingerprint and "identifies" rather than "verifies" the subject. The Company believes that such end-user convenience creates a meaningful competitive advantage for the Company. There can be no assurance, however, that the Company's competitors will not develop similar or superior "identification" technology, which could have a material adverse effect on the Company's financial condition and results of operation.

Competitor Group 2: Advanced Fingerprint Recognition

In addition to existing commonplace methods of restricting access to facilities such as pass cards, personal identification numbers, password access, and locks and keys, there are numerous companies involved in the development, manufacture, and marketing of fingerprint recognition products to governments and law enforcement agencies. Some of these companies include Computer Research Labs, Digital Biometrics, Inc., Printrak International, Identicator, Identix, Fingermatrix, Inc., Mytec Technologies, Inc., The National Registry, Sandia Labs, Fujitsu, Biometric Identification, Inc., and Ultrascan, Inc. Many of these competitors have substantially greater resources and experience in developing and marketing biometric products. They are deemed to provide a high standard of security products.

These companies target customers who are different from ours. Their product offerings are primarily targeted to government and law enforcement applications at a higher price level. Some are using high definition fingerprint readers developed on their own or from third parties, and some have developed high standard databases that can store and compare millions of peoples' fingerprints. Their prices are generally not acceptable to the residential building security market in China.

Competitor Group 3: Direct Competitor

We are not aware of any direct competitor who is currently manufacturing or marketing similar products or systems in China.

Competitor Group 4: Other Biometric Technologies

The Company's products will also be competing for market share with other biometric technologies including hand geometry, facial recognition, iris scanning, retinal scanning, signature verification and voice analysis. Some of the perceived disadvantages of these technologies are as follows:

Hand geometry devices are subject to physical changes that makes them less than ideal for large database sizes, where identification versus verification is required. The devices are also typically large and, therefore, difficult to integrate into many applications.

Facial recognition technology can be fooled by photographs and is typically cost prohibitive, thereby limiting its application in mass-market applications.

Iris scanning has remained costly, subject to user motion, and requires large "Model Template" sizes for data storage.

Retinal scanning has also remained expensive and is subject to user health concerns over laser scanning of the retina.

Signature verification is subject to user physical changes over time and is susceptible to forgery.

Voice analysis is subject to user physical changes and can be forged through the use of devices capable of recording and altering individual voices.

These technologies are side technologies in the security device market, and the companies who are involved in these technologies occupy only a minimal market share.

While the Company has not started marketing or selling any of its products on a commercial basis, based on field-testing and available pricing information of product components, the Company believes its products are reliable and will be affordable in its targeted markets.

Marketing Plan

Our President and one of our directors, Jinhu Zhang, will develop and implement our marketing plan for our proposed building access control system. We believe relationships are one of the keys to success in our business and Mr. Zhang will continue to lead this effort to introduce our products to various construction and development companies, builders' associations and government departments. In addition, our marketing plan will have the following 2 elements:

Brand Equity

We selected the name of our company to attempt to establish our brand name.

Advertising

After it is developed, we will use our website at www.comtrixsystem.com as the primary medium to promote our fingerprint recognition based building access control systems. We will also market our building access control systems by placing banner advertising on home pages of relevant construction and building security websites.

We will produce promotional material for direct marketing. However, if we are unable to complete the development of our building access control systems, or if we are unable to sell building access control systems sufficiently, for any reason, we may go out of business.

Product Assembly, Distribution and Service

We will purchase all required computer parts including motherboards, memory, hard drives, CPUs for assembly of the computers and the integration of our software. We will also purchase cmos sensors and electronically controlled locks for the assembly of our building access control systems.

Our product requires the assembly of the following component parts:

Computer Parts: AMD Sempron 2200+ CPU, ASUS all-in-one Mainboard, 256M DDR400 Memory, 40G 7200rpm Hard Drive, 3D AGP integrated Video Card, 52x CDROM CD-ROM, 10/100BT integrated Ethernet Card,

SHARP VGA cmos sensor, and

Yonggu electronically controlled Lock.

We have contacted local computer parts dealer Bejing Gaoke Computer Ltd. Based on their wholesale price list, the cost of all required computer parts for each of our proposed products is approximately 1,750 RMB, which is less than $220. We have also contacted Pioneer Surveillance System Corp. for the SHARP VGA cmos sensor. They offer 300 RMB (equal to $38) for each cmos sensor. We have contacted Shanghai Yonggu Locks Factory, and they offer the Yonggu electronically controlled Lock YG-9216 for 255 RMB (equal to $31). We will negotiate with them to arrange component parts supplies.

We will distribute our products to customers directly by delivering and installing the systems for our customers. We will also provide 3-year warranty for our product.

Legal

We have not obtained any copyrights, patents or trademarks in respect of any of our intellectual property. We will obtain all necessary copyrights, patents or trademarks, as applicable, in the United States and China, when we are in a financial position to do so. We have not entered into any licensing, franchise, concession or royalty agreements in respect of our proposed fingerprint recognition technology and building access control systems. At present we have non-disclosure agreements with our employees to protect our technology

We currently have no plans, arrangements or understandings to merge with any other entity.

MANAGEMENT DISCUSSION & ANALYSIS & PLAN OF OPERATIONS

Since we have only recently begun development of our fingerprint recognition technology and building access control systems and have not generated any revenue, our independent auditors have issued an opinion about our ability to continue as a going concern in connection with our audited financial statements for the period from our inception on February 2, 2005 to August 31, 2005. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenue and no revenues are anticipated unless and until we complete the development and marketing of our proposed fingerprint recognition based building access control systems. Accordingly, we must raise cash from sources other than the sale of software programs. Our only other source for cash at this time is equity investments by others in our company. Our accumulated deficit is $20,307 as of August 31, 2005. The discussion below provides an overview of our operations, discusses our results of operations, our plan of operations and our liquidity and capital resources.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".

From our incorporation on February 2, 2005, we have been a start-up company that has no revenue. Our Chief Technology Officer and one of our directors, Chunjin Xu, began the research of our fingerprint recognition technology in 2000 before he founded our company. He has completed a prototype set of software algorithms that will form the basis of our proposed fingerprint recognition technology and building access control systems.

In the next twelve months our primary objective will be to complete development of our proposed technology and product, develop and establish our marketing plan, commence an advertising campaign for our proposed product, and commence sales of our proposed product in China.

We believe that the primary source of revenue for our business model will be the sale of our proposed fingerprint recognition based building access control systems to business enterprises. We will negotiate with each of our future customers individually and we will charge our future customers depending on the applications required and the size of the user group. We will also receive compensation for professional services such as customized design and development of building access control systems based on our proposed fingerprint recognition and integration services. Currently, we do not have any customers as our fingerprint recognition technology and building access control systems are not yet fully developed.

In our management's opinion, we need to achieve the following events or milestones in the next twelve months:

Enhance our core technology and software architecture to increase the accuracy of fingerprint recognition;

Make arrangements with wholesalers to secure a stable and affordable component parts supply for our products; and

Establish customer and partner relationships in as many provinces of China as we can, once our proposed fingerprint recognition technology and building access control systems are fully developed.

In order to reach these milestones we will do the following:

1. Develop a demonstration or beta version of our building access control system by April 2006. This will allow users to test the fingerprint recognition technology for effectiveness. We estimate that this will cost a total of $4,000.

2. Develop the complete and commercial version of our proposed building access control systems by December 2006. This will be the completed version of the building access control systems, which will be marketed to potential customers in China. We estimate that the remaining cost for completion of the software development is approximately $4,000.

3. Before the end of 2006, negotiate and enter into agreements with component parts supply wholesalers for the management of supplies we require for our products. We estimate that this will cost a total of $4,000.

4. Commence an advertising campaign for our building access control systems immediately following the completed product development, which will be by the end of 2006. We estimate that we will need $4,000 to implement our marketing and advertising campaign.

Furthermore, in our management's opinion, we will incur the following expenses to fund our plan of operation for the next twelve months:

Audit fees, which consist primarily of accounting and auditing fees for the year-end audit. We estimate that our audit fee for the next twelve months will be approximately $10,000;

Bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. We estimate that our bank charges for the next twelve months will be approximately $100;

Legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. We estimate that our legal and organizational fees for the next twelve months will be approximately $10,000; and

Working capital, which includes compensation to the additional employee we will hire during the next twelve months. We estimate that the total salary for the next twelve months will be approximately $15,000.

Purchase or Sale of Equipment

We do not expect to purchase or sell any plant or significant equipment. We will lease server space needed for hosting our website.

Liquidity and Capital Resources

At August 31, 2005, we had $37,987 in cash. We anticipate that our total operating expenses will be approximately $50,000 for the next twelve months. This includes our estimated expenses as follows:

$8,000 in further development of our software for the next twelve months;

our estimated expenses of $4,000 in the promotion of our fingerprint recognition technology and building access control systems through traditional advertising media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail and internet banner advertising for the next twelve months;

our estimated expenses of $2,000 for negotiating with component parts suppliers for our products;

our estimated expenses of $10,000 for our audit fees for the next twelve months;

our estimated expenses of $10,000 for our legal and organization fees for the next twelve months; and

our estimated working capital of $15,000 for the next twelve months.

In the opinion of our management, funds currently available will probably satisfy our working capital requirements up to early 2006. We will raise additional capital to continue our operations thereafter. We will obtain additional funding by borrowing from our directors and officers and through a private placement. Our directors and officers have agreed to contribute, prior to seeking financing by private placement, up to $50,000 as loans without interest when the Company requires additional funding. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

Personnel

Mr. Jinhu Zhang, our President and Director and Mr. Chunjing Xu, our Chief Technology Officer and Director, are currently each working about 10 to 20 hours per week to meet our needs. As demand requires, Mr. Zhang and Mr. Xu will devote additional time. We currently have no other employees. We expect that we will only increase our number of employees by one person during the next twelve months.

PROPERTY

Comtrix currently shares office space located at Suite 401, 3702 South Virginia Street, #G12, Reno, Nevada 89502-6030. Our director, Mr. Jinhu Zhang, provides these facilities to us at no charge. Since March 2005, we have also used office space located at Beijing Economy and Technology Development Zone, China. Our director, Mr. Jinhu Zhang, provides these facilities to us at no charge.

MANAGEMENT

Directors and Executive Officers of Comtrix

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Jinhu Zhang	Director, President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Principal Financial Officer and Secretary	42	Director, President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Principal Financial Officer and Secretary since April 1st, 2005
Chunjin Xu	Director and Chief Technology Officer	36	Director and Chief Technology Officer since April 1st, 2005

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Jinhu Zhang, Director and President

Mr. Zhang has served as our President and one of our directors since April 1st 2005. Since January 2003, Mr. Zhang worked as General Manager of Beijing Business Land Investment Co., Ltd. From September 1985 to January 2003, Mr. Zhang worked on numerous positions with the Urban and Rural Planning Center, Ministry of Construction of China. He holds a bachelor's degree from Tianjin University in Tianjin, China.

Chunjin Xu, Director and Chief Technology Officer

Mr. Xu has served as our Chief Technical Officer and as one of our directors since April 1, 2005. Since September 1993, Mr. Xu served as a researcher at Jiangsu Automation Institute, China Academy of Science. He holds a Bachelor's and Masters degree from Xian Jiaotong University in Shanxi, China.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Conflict of Interest

None of our officers or directors will be subject to a conflict of interest.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received annual compensation in excess of $100,000 during the period from February 2, 2005 (inception) to August 31, 2005.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Jinhu Zhang Director, President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Principal Financial Officer and Secretary	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We have not entered into any employment agreement or consulting agreement with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We reimbursed our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended August 31, 2005.

We have no formal plan for compensating our directors for their services in their capacity as directors. In the future we may grant options to our directors to purchase shares of common stock as determined by our Board of Directors or a compensation committee that may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Comtrix other than services ordinarily required of a director. Other than as indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company such as Comtrix, incorporated in Nevada, to indemnify its directors and officers under certain circumstances.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Comtrix or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Comtrix or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Comtrix. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents, will be fully protected in taking any action or making any payment, or in refusing to do so in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Comtrix under Nevada law or otherwise, Comtrix has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of August 31, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Jinhu Zhang	750,000 common shares	30%
Chunjin Xu	750,000 common shares	30%
Directors and Executive Officers as a Group	1,500,000 common shares	60%

(1) Based on 2,500,000 shares of common stock issued and outstanding as of August 31, 2005. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Comtrix.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(a) purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(b) an exchange distribution in accordance with the rules of the exchange;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(d) privately negotiated transactions;

(e) a combination of any aforementioned methods of sale; and

(f) any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclose the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

adequate current public information with respect to the issuer must be available;

restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer (because our selling security holders paid the full purchase price for the shares of our common stock covered by this registration statement on April 30, 2005, the shares of our common stock covered by this registration statement has met the one year holding period);

sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through an automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

if the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirements will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on April 30, 2007.

Transfer Agent and Registrar

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before this prospectus becomes effective.

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 31, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.
Name of Selling Stockholder and Position, Office or Material Relationship with Comtrix	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Ming Bao	25,000	2.5%	25,000	0	0%
Han Chen	25,000	2.5%	25,000	0	0%
Li Chen	25,000	2.5%	25,000	0	0%
Xiao Chen	25,000	2.5%	25,000	0	0%
Xin Chen	25,000	2.5%	25,000	0	0%
Ying Chen	25,000	2.5%	25,000	0	0%
Ze Chen	25,000	2.5%	25,000	0	0%
Min Deng	25,000	2.5%	25,000	0	0%
Jian Deng	25,000	2.5%	25,000	0	0%
Guo Jing Feng	25,000	2.5%	25,000	0	0%
He Ping Fu	25,000	2.5%	25,000	0	0%
Lan Jiang	25,000	2.5%	25,000	0	0%
Lin Jiang	25,000	2.5%	25,000	0	0%
Hao Ran Li	25,000	2.5%	25,000	0	0%
Li Lin	25,000	2.5%	25,000	0	0%
Jian Jia Liu	25,000	2.5%	25,000	0	0%
Jian Yuan Liu	25,000	2.5%	25,000	0	0%
Jian Min Liu	25,000	2.5%	25,000	0	0%
Hang Lu	25,000	2.5%	25,000	0	0%
Qing Lu	25,000	2.5%	25,000	0	0%
Wen Hua Lu	25,000	2.5%	25,000	0	0%
Li Li Ma	25,000	2.5%	25,000	0	0%
Zhen Yu Ma	25,000	2.5%	25,000	0	0%
Ai Guo Peng	25,000	2.5%	25,000	0	0%
Li Qun Qi	25,000	2.5%	25,000	0	0%
Min Min Ren	25,000	2.5%	25,000	0	0%
Bin Wang	25,000	2.5%	25,000	0	0%
Ya Dong Wang	25,000	2.5%	25,000	0	0%
Yi Wang	25,000	2.5%	25,000	0	0%
Min Wei	25,000	2.5%	25,000	0	0%
Hao Wu	25,000	2.5%	25,000	0	0%
Jia Jie Wu	25,000	2.5%	25,000	0	0%
Jia Kang Wu	25,000	2.5%	25,000	0	0%
Ming Xu	25,000	2.5%	25,000	0	0%

Jian Guo Xu	25,000	2.5%	25,000	0	0%
Jian Hua Xu	25,000	2.5%	25,000	0	0%
Jian Min Xu	25,000	2.5%	25,000	0	0%
Jing Xu	25,000	2.5%	25,000	0	0%
Wen Jie Zhang	25,000	2.5%	25,000	0	0%
Li Zhang	25,000	2.5%	25,000	0	0%

Assumes all of the shares of common stock offered are sold.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock with a $0.001 par value. As of August 31, 2005, there were 2,500,000 shares of common stock issued and outstanding. All outstanding shares of common stock are fully paid and non-assessable. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Comtrix, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or have a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Fraser and Company LLP of Vancouver, British Columbia.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, to audit our financial statements for the period from our inception on February 2, 2005 to August 31, 2005. There has been no change in the accountants and no disagreements with Dale Matheson Carr-Hilton LaBonte, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

EXPERTS

Our financial statements for the period from our inception on February 2, 2005 to August 31, 2005 included in this prospectus and registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding our ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants to purchase and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock can be sold pursuant to Rule 144 at this time. We are registering 1,000,000 shares of our common stock under the Securities Act for sale by the selling securities holders. There are currently 42 holders of record of our common stock.

We have not declared any dividend on our common stock since the inception of our company on February 2, 2005. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" generally refers to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 to $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Comtrix, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Our filings and the registration statement can also be reviewed by accessing the SEC's website at www.sec.gov.

No finder, dealer, salesperson or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Comtrix, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following Financial Statements pertaining to Comtrix are filed as part of this Prospectus:

COMTRIX, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

AUGUST 31, 2005

(Stated in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BALANCE SHEET

STATEMENT OF OPERATIONS

STATEMENT OF CASH FLOWS

STATEMENT OF STOCKHOLDERS' EQUITY

NOTES TO THE FINANCIAL STATEMENTS

DALE MATHESON Robert J. Burkart, Inc. James F. Carr-Hilton, Ltd.
CARR-HILTON LABONTE Alvin F. Dale, Ltd. Peter J. Donaldson, Inc.
Chartered Accountants Wilfred A. Jacobson, Inc. Reginald J. Labonte, Ltd.
Robert J. Matheson, Inc. Fraser G. Ross, Ltd.
Brian A. Shaw, Inc. Anthony L. Soda, Inc.

Report Of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

of Comtrix, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheet of Comtrix, Inc. (A Development Stage Company) as of August 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the period from February 2, 2005 (Date of Incorporation) to August 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Comtrix, Inc. (A Development Stage Company) as of August 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the period from February 2, 2005 (Date of Incorporation) to August 31, 2005 in accordance with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has losses from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Dale Matheson Carr-Hilton LaBonte"

CHARTERED ACCOUNTANTS

Vancouver, Canada

October 5, 2005

A MEMBER OF MMGI INTERNATIONAL, A WORLDWIDE NETWORK OF INDEPENDENT ACCOUNTS AND BUSINESS ADVISORS

Vancouver Suite 1700 - 1140 West Pender Street, Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747 • Fax: 604-687-4216
Suite 1300 - 1140 West Pender Street - Regulatory and Tax Practices Office • Tel: 604 687 4747 • Fax: 604 689 2778

COMTRIX, INC.

(A Development Stage Company)

BALANCE SHEET

(Stated in US Dollars)
August 31 2005

ASSETS

Current
Cash and equivalents	$ 37,987
Prepaid expenses	8,306

Total assets	$ 46,293

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 13,100

Total current liabilities	13,100

Stockholders' equity
Common stock (Note 3)
Authorized:
75,000,000 common shares, par value $0.001 per share
Issued and outstanding:
2,500,000 common shares	2,500
Additional paid-in capital	47,500
Donated capital (Note 5)	3,500
Deficit accumulated during the development stage	(20,307)

Total stockholders' equity	33,193

Total liabilities and stockholders' equity	$ 46,293

The accompanying notes are an integral part of these financial statements

COMTRIX, INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

(Stated in US Dollars)

February 2, 2005 (Date of Incorporation) to August 31, 2005

ADMINISTRATION EXPENSES
Bank charges and interest	$ 385
Office and general	3,500
Professional fees	16,422

Loss for the period	$ (20,307)

Basic loss per share	$ (0.01)

Weighted average number of shares outstanding shares outstanding	1,464,286

The accompanying notes are an integral part of these financial statements

CONTRIX INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

(Stated in US Dollars)

	Common Stock		Additional		Deficit Accumulated During the
	Number	Amount	Paid-in Capital	Donated Capital	Development Stage	Total

Balance, February 2, 2005 (date of incorporation)	-	$ -	$ -	$ -	$ -	$ -

Common stock issued for cash at $0.02 per share, April 30, 2005	2,500,000	2,500	47,500		-	50,000

Donated services	-	-	-	3,500	-	3,500

Loss for the period	-	-	-	-	(20,307)	(20,307)

Balance, August 31, 2005	2,500,000	$ 2,500	$ 47,500	$ 3,500	$ (20,307)	$ 33,193

The accompanying notes are an integral part of these financial statements

COMTRIX, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

(Stated in US Dollars)

February 2, 2005 (Date of Incorporation) to August 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (20,307)

Adjustments to reconcile net loss to net cash used by operating activities
Donated services	3,500
Increase in prepaid expenses	(8,306)
Increase in accounts payable and accrued liabilities	13,100

Net cash used in operating activities	(12,013)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common shares	50,000

Net cash provided by financing activities	50,000

Increase in cash during the period	37,987

Cash beginning of period	-

Cash end of period	$ 37,987

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$ -
Income taxes	$ -

The accompanying notes are an integral part of these financial statements

1. NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated in the State of Nevada on February 2, 2005. The Company's fiscal year end is August 31, 2005. The Company is in the business of developing fingerprint recognition products for residential buildings in China. The Company is considered to be a development stage company as it has not generated revenues from operations.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of August 31, 2005, the Company has working capital of $33,193, but has not yet achieved profitable operations and has accumulated a deficit of $20,307 since inception. The Company is funding its initial operations by way of issuing Founders' shares for 2,500,000 shares at $0.02 per share. As of August 31, 2005 the Company had received $50,000 in proceeds from the sale of the Company's common stock. Management believes that it has adequate funds to meet its current operating expenses. The Company's ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and therefore there is substantial doubt that the Company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Organizational and Start-up Costs

Costs of start-up activities, including organizational costs, are expensed as incurred.

Development Stage Company

The Company is in the development stage. Since its formation, the Company has not yet realized any revenues from its planned operations. The Company is in the business of developing fingerprint recognition products for residential buildings in China.

Financial Instruments

The carrying value of the Company's financial instruments, consisting of cash and equivalents, and accounts payable and accrued liabilities, approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Cash and equivalents

Cash and equivalents consist of all highly liquid investments that are readily convertible to cash and have maturities of three months or less when purchased.

Income Taxes

The Company has adopted SFAS No. 109 - "Accounting for Income Taxes". SFAS No. 109, requires the use of the asset and liability method of accounting of income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

2. SIGNIFICANT ACOUNTING POLICIES (cont'd)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At August 31, 2005, the Company had no stock equivalents that were anti-dilutive and excluded in the loss per share computation.

Stock-based Compensation

In December 2002, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" ("SFAS No. 148"), an amendment of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation, and (3) to require disclosure of those effects in interim financial information. As the Company has not granted any stock options no pro-forma disclosure has been provided.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18 ("EITF 96-18"). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

The Company has also adopted the provisions of the FASB Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 ("FIN 44"), which provides guidance as to certain applications of APB 25.

The Company has not adopted a stock option plan and has not granted any stock options. Accordingly, no stock-based compensation has been recorded to date.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123(R)"), which requires the compensation cost related to share-based payments, such as stock options and employee stock purchase plans, be recognized in the financial statements based on the grant-date fair value of the award. SFAS 123(R) is effective for all interim periods beginning after December 15, 2005. Management is currently evaluating the impact which the adoption of this standard will have on the Company's financial condition or results of operations, should the Company grant stock options in the future.

Recent Accounting Pronouncements (Cont'd)

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets", an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("SFAS 153") SFAS 153 requires that exchanges of non-monetary assets are to be measured based on fair value and eliminates the exception for exchanges of non-monetary, similar productive assets, and adds an exemption for non-monetary exchanges that do not have commercial substance. SFAS 153 is effective for fiscal periods beginning after June 15, 2005. Management does not believe that the adoption of this standard will have a material impact on the Company's financial condition or results of operations.

3. COMMON STOCK

On April 30, 2005, the Company issued 2,500,000 shares of common stock at a price of $0.02 per share for total proceeds of $50,000, of which 1,500,000 were issued to directors.

Common shares

The common shares of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

Additional paid-in capital

The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

4. INCOME TAXES

At August 31, 2005, the Company has accumulated non-capital losses totaling $20,307, which are available to reduce taxable income in future taxation years. These losses expire beginning 2025. The potential benefit of those losses, if any, has not been recorded in the financial statements.

A reconciliation of income taxes at statutory rates with the reported taxes follows:

2005

Loss before income taxes	$ (20,307)

Expected income tax recovery	$ 6,904
Unrecognized benefit of operation loss carryforwards	(6,904)

Income tax benefit	$ -

The following table summarizes the significant components of the Company's deferred tax assets:

2005

Deferred Tax Assets
Non-capital losses carryforward	$ (6,904)
Valuation allowance for deferred tax asset	(6,904)

$ -

5. RELATED PARTY TRANSACTION

The Company records transactions of commercial substance with related parties at fair value as determined with management. During the period ended August 31, 2005, the Company recognized donated services of $3,500 to directors of the Company for rent of office premises, valued at $500 per month.

Until ________________, 2005 (which is 90 days after the effective date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers.

Nevada corporation law provides that:

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

by our stockholders;

by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Comtrix or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Comtrix or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Comtrix. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents, will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Comtrix under Nevada law or otherwise, Comtrix has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Comtrix for expenses incurred or paid by a director, officer or controlling person of Comtrix in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Comtrix will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$2.53
Printing and engraving expenses	$1,000(1)
Accounting fees and expenses	$5,000(1)
Legal fees and expenses	$25,000(1)
Transfer agent and registrar fees	$1,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$33,002.53

(1) We have estimated these amounts

Item 26 Recent Sales of Unregistered Securities - Last Three Years.

On April 30, 2005, we accepted subscription agreements that sold 25,000,000 common shares to the following 42 subscribersat an offering price of $0.02 per share for gross offering proceeds of $50,000. It is an offshore transaction pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S. No direct selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons unless the shares are registered under the Securities Act of 1933, if an exemption from registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name of Stockholder	Residency	Number of Shares Subscribed
Ming Bao	Jiangsu, China	25,000
Han Chen	Jiangsu, China	25,000
Li Chen	Jiangsu, China	25,000
Xiao Chen	Jiangsu, China	25,000
Xin Chen	Jiangsu, China	25,000
Ying Chen	Jiangsu, China	25,000
Ze Chen	Jiangsu, China	25,000
Min Deng	Jiangsu, China	25,000
Jian Deng	Jiangsu, China	25,000
Guo Jing Feng	Jiangsu, China	25,000
He Ping Fu	Jiangsu, China	25,000
Lan Jiang	Jiangsu, China	25,000
Lin Jiang	Jiangsu, China	25,000
Hao Ran Li	Jiangsu, China	25,000
Li Lin	Jiangsu, China	25,000
Jian Jia Liu	Jiangsu, China	25,000
Jian Yuan Liu	Jiangsu, China	25,000
Jian Min Liu	Jiangsu, China	25,000
Hang Lu	Jiangsu, China	25,000
Qing Lu	Jiangsu, China	25,000
Wen Hua Lu	Jiangsu, China	25,000
Li Li Ma	Jiangsu, China	25,000
Zhen Yu Ma	Jiangsu, China	25,000
Ai Guo Peng	Jiangsu, China	25,000
Li Qun Qi	Jiangsu, China	25,000
Min Min Ren	Jiangsu, China	25,000
Bin Wang	Jiangsu, China	25,000
Ya Dong Wang	Jiangsu, China	25,000
Yi Wang	Jiangsu, China	25,000
Min Wei	Jiangsu, China	25,000
Hao Wu	Jiangsu, China	25,000
Jia Jie Wu	Jiangsu, China	25,000
Jia Kang Wu	Jiangsu, China	25,000
Ming Xu	Jiangsu, China	25,000
Jian Guo Xu	Jiangsu, China	25,000
Jian Hua Xu	Jiangsu, China	25,000
Jian Min Xu	Jiangsu, China	25,000
Jing Xu	Jiangsu, China	25,000
Wen Jie Zhang	Jiangsu, China	25,000
Li Zhang	Jiangsu, China	25,000
Jinhu Zhang	Jinagsu, China	750,000
Chunjing Xu	Jinagsu, China	750,000

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1*	Our Articles of Incorporation dated February 1, 2005
3.2*	Bylaws
4.1*	Specimen ordinary share certificate
5.1*	Opinion of Fraser & Company LLP regarding the legality of the securities being registered
23.1	Consent of Fraser and Company LLP
23.2	Consent of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants
24.1	Power of Attorney (contained on the signature pages of this registration statement)
99.1*	Form of Subscription Agreement between Comtrix, Inc. and each of the following persons:
	Name	Amount of Common Shares Purchased
	Ming Bao	25,000
	Han Chen	25,000
	Li Chen	25,000
	Xiao Chen	25,000
	Xin Chen	25,000
	Ying Chen	25,000
	Ze Chen	25,000
	Min Deng	25,000
	Jian Deng	25,000
	Guo Jing Feng	25,000
	He Ping Fu	25,000
	Lan Jiang	25,000
	Lin Jiang	25,000
	Hao Ran Li	25,000
	Li Lin	25,000
	Jian Jia Liu	25,000
	Jian Yuan Liu	25,000
	Jian Min Liu	25,000
	Hang Lu	25,000
	Qing Lu	25,000
	Wen Hua Lu	25,000
	Li Li Ma	25,000
	Zhen Yu Ma	25,000
	Ai Guo Peng	25,000
	Li Qun Qi	25,000
	Min Min Ren	25,000
	Bin Wang	25,000
	Ya Dong Wang	25,000
	Yi Wang	25,000
	Min Wei	25,000
	Hao Wu	25,000

Jia Jie Wu	25,000
Jia Kang Wu	25,000
Ming Xu	25,000
Jian Guo Xu	25,000
Jian Hua Xu	25,000
Jian Min Xu	25,000
Jing Xu	25,000
Wen Jie Zhang	25,000
Li Zhang	25,000
Jinhu Zhang	750,000
Chunjing Xu	750,000

*  Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on November 2, 2005.

Item 28 Undertakings

The undersigned Company hereby undertakes that it will:

file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

any prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Comtrix pursuant to the foregoing provisions, or otherwise, Comtrix has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Comtrix of expenses incurred or paid by a director, officer or controlling person of Comtrix in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Comtrix will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beijing, China on January 9, 2006.

Comtrix, INC.
a Nevada corporation

/s/ Jinhu Zhang
By: Jinhu Zhang, President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Jinhu Zhang as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Signatures	Date

/s/ Jinhu Zhang
Jinhu Zhang, President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Principal Financial Officer, Secretary and Director	January 9, 2006

/s/ Chunjin Xu
Chunjin Xu, Director and Chief Technology Officer	January 9, 2006